Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial
Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ANNOUNCES ADDITION OF DUNCAN S. GAGE
TO ITS BOARD OF DIRECTORS; DECLARES QUARTERLY CASH DIVIDEND
MOUNT AIRY, N.C., May 17, 2011 — Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that Duncan S. Gage has been appointed to its board of directors. Mr. Gage will serve on the board’s audit committee.
“We believe that Duncan will be an excellent addition to Insteel’s board considering his broad industry background, leadership skills and familiarity with our markets,” said H.O. Woltz III, Insteel’s president and CEO. “We are pleased to welcome him to the Insteel team and look forward to his future contributions.”
Mr. Gage currently serves as president and CEO of Giant Cement Holding Inc., a producer of cement, concrete and aggregate for the construction industry. Previous to Giant, he served in senior executive positions at Rinker Materials Corporation, a producer of concrete pipe and block, from 2002 to 2007 and Lafarge Group, a manufacturer of cement and construction materials, prior to 2002.
Insteel also announced that its board of directors declared a quarterly cash dividend of $0.03 per share on the Company’s common stock payable on July 8, 2011 to shareholders of record as of June 24, 2011.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel currently operates ten manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s intent and ability to pay future dividends. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in the Company’s reports and statements that it files with the U.S. Securities and Exchange Commission, in particular in its Annual Report on Form 10-K for the
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

year ended October 2, 2010. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
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